For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Gary C. Granoff

(800) 214-1047

Ameritrans Capital Corporation Reports First Quarter Fiscal 2007 Results

New York, NY, November 14, 2006 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP, AMTCW) yesterday reported financial results for the quarter ended September 30, 2006.  Ameritrans reported a net loss of ($51,348) available to common shareholders for the first quarter of fiscal year 2007 or ($0.02) versus a net loss of ($75,431) or ($0.03) per basic and diluted common share for the same period of fiscal year 2006.  On an operating basis, before payment of the Company’s preferred stock dividends, before provisions for income tax, the Company reported an operating profit of $35,082 for the quarter ended September 30, 2006 compared to an operating profit of $18,668 during the quarter ended September 30, 2005.

The Company’s interest income for the three months ended September 30, 2006 increased $74,358 or 6% to $1,224,141 as compared to the three months ended September 30, 2005.  The increase in investment income between the periods can be attributed to higher average interest rates charged on the total loan portfolio for the quarter. Fees and other income increased by $96,786 or 117% to $179,087 as compared to the three months ended September 30, 2005. The increase is primarily attributed to an increase in loan origination fees of approximately $74,000 and an increase in other income of approximately $21,000. The Company also had approximately $28,000 of other income from its share of equity in income of investee.

Commenting on the results, Gary C. Granoff, Ameritrans' President said, "During the quarter ended September 30, 2006, the Company was positively impacted by increases in interest income, fees and other income.  We had positive earnings on an operating basis before taking into account payment of our preferred dividend."

Mr. Granoff further stated, "We are continuing to take measures to expand our loan portfolio on a conservative but profitable basis which should continue to have a beneficial effect by increasing our gross income as transactions are completed.  Our new loans in the diversified business loan area and in the Ameritrans loan portfolio are being done primarily on an adjustable basis so that periodically we will be adjusting the interest rate payable by the borrower to reflect current market rates.  Our margins have leveled after a cease in the numerous increases in short term market rates of interest charged by our banks.  Our interest rate swaps have assisted the Company to control our interest costs on the floating portion of our bank debt against continued upward increases in interest rates."

Mr. Granoff added, "Our Chicago taxi medallion loan portfolio has continued to improve, and prices for medallions in Chicago have continued to increase.  We have continued to sell off some of our medallions and we are presently in discussion with several parties regarding the sale of our remaining 24 medallions.  We have very few foreclosures of medallions pending in Chicago at this time. During the quarter we further expanded the Ameritrans side of the business, with our new loans deployed at initial rates of approximately 12.5% on a weighted basis.  During the quarter, we also invested approximately $1.1 million in the new area of life settlement contracts.  We anticipate additional investment opportunities in the future in this area."

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

 AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 AS OF SEPTEMBER 30, 2006 (UNAUDITED) AND JUNE 30, 2006

ASSETS

	September 30, 2006	June 30, 2006

Loans receivable	$49,858,894	$49,855,530
Less: unrealized depreciation on loans receivable	(186,550)	(290,300)
Loans receivable, net	49,672,344	49,565,230

Cash and cash equivalents	819,677	846,623
Accrued interest receivable, net of unrealized depreciation of $31,500 and $31,500, respectively	671,842	662,846
Assets acquired in satisfaction of loans	253,251	288,251
Receivables from debtors on sales of assets acquired in satisfaction of loans	650,772	482,525
Equity securities	1,883,604	1,782,924
Investment in life settlement contracts	1,129,724	-
Furniture, equipment and leasehold improvements, net	223,325	244,340
Medallions under lease	1,706,901	1,706,901
Prepaid expenses and other assets	453,682	439,171

TOTAL ASSETS	$57,465,122	$56,018,811

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 (UNAUDITED) AND JUNE 30, 2006

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2006	June 30, 2006
LIABILITIES
Debentures payable to SBA	$12,000,000	$12,000,000
Notes payable, banks	22,882,500	20,927,500
Accrued expenses and other liabilities	660,953	880,203
Accrued interest payable	148,900	367,465
Dividends payable	84,375	84,375

TOTAL LIABILITIES	35,776,728	34,259,543

COMMITMENTS AND CONTINGENCIES (Notes 3, 4, 5, 6 and 8)

STOCKHOLDERS' EQUITY
Preferred stock 500,000 shares authorized, none issued or outstanding	-	-
9 3/8% cumulative participating callable preferred stock $ 0.01 par value, $12.00 face value, 500,000 shares authorized; 300,000 shares issued and outstanding	3,600,000	3,600,000
Common stock, $ 0.0001 par value; 10,000,000 shares authorized; 3,401,208 shares issued and 3,391,208 shares outstanding	340	340
Additional paid-in-capital	21,119,817	21,119,817
Accumulated deficit	(2,734,662)	(2,683,314)
Accumulated other comprehensive loss	(227,101)	(207,575)

	21,758,394	21,829,268
Less: Treasury stock, at cost, 10,000 shares of common stock	(70,000)	(70,000)

TOTAL STOCKHOLDERS' EQUITY	21,688,394	21,759,268

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$57,465,122	$56,018,811

AMERITRANS CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005

INVESTMENT INCOME
Interest on loans receivable	$1,224,141	$1,149,783
Fees and other income	179,087	82,301
Leasing income	22,971	49,468

TOTAL INVESTMENT INCOME	1,426,199	1,281,552

OPERATING EXPENSES
Interest	536,146	539,273
Salaries and employee benefits	282,858	276,238
Occupancy costs	54,638	54,716
Professional fees	174,025	69,812
Other administrative expenses	316,386	281,789
Loss and impairments on assets acquired in satisfaction of loans, net	29,748	3,000
Foreclosure expenses, net	(2,466)	2,208
Write off and depreciation on interest and loans receivable	27,921	35,848

TOTAL OPERATING EXPENSES	1,419,256	1,262,884

OPERATING INCOME	6,943	18,668

OTHER INCOME
Equity in income of investee	28,139	-

INCOME BEFORE PROVISION FOR INCOME TAXES	35,082	18,668

PROVISION FOR INCOME TAXES	2,055	9,724
NET INCOME	$ 33,027	$ 8,944

DIVIDENDS ON PREFERRED STOCK	$ (84,375)	$ (84,375)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$ (51,348)	$ (75,431)
WEIGHTED AVERAGE SHARES OUTSTANDING
- Basic	3,391,208	2,035,600
- Diluted	3,391,208	2,035,600
NET LOSS PER COMMON SHARE
- Basic	$(0.02)	$(0.03)
- Diluted	$(0.02)	$(0.03)